Exhibit 10.25

CLIENT CONTRACT

Client Contract dated as of March 01, 2008 (“Contract”) between Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), GMAC Bank, a Utah industrial bank (“GMACB”) (individually and collectively, RFC and GMACB are “Purchaser”) and GMAC Mortgage, LLC, a Delaware limited liability company (“GMACM”).

GMACM desires to sell Loans to Purchaser, and Purchaser desires to purchase Loans from GMACM, pursuant to the terms and conditions of this Contract and the Guide. “Loan” means a residential mortgage loan sold or intended to be sold by GMACM to Purchaser and may be further described in the Guide.

Under Federal Reserve System Regulation W (12 CFR §223.1 et. seq.), GMACM and GMAC Bank are affiliates of each other. GMACM and Bank intend that this Agreement comply with requirements of Sections 23A and 23B of the Federal Reserve Act (12 USC §221 et. seq.) and with implementing federal regulations.

GMACM and PURCHASER agree as follows:

1.	Guide. The GMAC-RFC Client Guide, as amended or replaced, (“Client Guide”) applies to the Loans that are sold to RFC and to the sale of the Loans to RFC. The GMAC Bank Correspondent Manual, as amended or replaced (“Correspondent Manual”) applies to the Loans that are sold to GMACB and to the sale of Loans to GMACB. GMACM agrees to all of the terms and conditions of the Guide, including the representations, warranties and covenants.

2.	Commitment Letters. Purchaser may offer to enter into one or more commitment letters with GMACM, which may include forward commitments, pricing incentives, or other commitments (“Commitment Letters”). By executing and delivering a Commitment Letter, GMACM agrees to its terms and conditions.

3.	Incorporation by Reference. The Guide, Commitment Letters, and any related documents (together with this Contract, the “Program Documents”) are incorporated by reference into this Contract as if fully set forth in it.

4.	Amendments. This Contract and Commitment Letters may be amended only by a writing signed by Purchaser and GMACM. The Guide may be amended as set forth therein.

5.	Governing Agreement. This Contract’s terms and conditions will control in the event of any direct conflict between this Contract and the applicable Guide. The Commitment Letter’s terms and conditions will control in the event of any direct conflict between (i) this Contract and the Commitment Letter, or (ii) the applicable Guide and the Commitment Letter.

6.	Directors’ Resolution. At Purchaser’s request, GMACM must deliver to Purchaser (i) a certified resolution of its board of directors authorizing the execution, delivery and performance of this Contract, (ii) other evidence of existence, good standing and authority as Purchaser may require, and (iii) such other documents as Purchaser may require.

7.	Purchaser’s Remedies. If a default or an event of default (however defined in one or more of the Program Documents) occurs, Purchaser may exercise one or more of the remedies set forth in the Guide.

8.	Suspension and Termination. Purchaser may suspend or terminate the Program Documents, and GMACM’s ability to sell Loans to Purchaser as set forth in the Guide.

9.	Relationship of the Parties. GMACM is an affiliate Purchaser. GMACM is not an agent or partner of Purchaser and has no authority and is intended to have no power to create, extinguish, or modify any right, obligation, or liability of Purchaser to any person whatsoever.

10.	Assignment. GMACM cannot transfer or assign the Program Documents. Purchaser may at any time, without notice to or the consent of GMACM, transfer or assign, in whole or in part, its rights under the Program Documents, with respect to any Commitment Letter or Loan, and the benefits under the Program Documents will inure to the benefit of Purchaser’s successors and assigns.

11.	Notices. All notices, requests, demands or other communications under this Contract (“Notices”) must conform to the requirements of the Guide. Notices to Purchaser must be directed to the address for Notice set forth in the Guide. Notices to GMACM will be addressed as follows (or at such other address as may be designated by GMACM in a Notice to Purchaser):

Name:	GMAC Mortgage, LLC

Address:	1100 Virginia Drive

Ft. Washington PA 19034

Attention:	James Young

With Copy to General Counsel at same address

E-Mail:	James.Young@gmacrescap.com

12.	Governing Law. The Program Documents are governed by the laws of the State of Minnesota, without reference to its principles of conflicts of laws.

13.	Jurisdiction and Venue. At the sole option of Purchaser, the Program Documents shall be enforced in any state or federal court within the State of Minnesota. GMACM consents to the jurisdiction and venue of those courts, and waives any objection to the jurisdiction or venue of any of those courts, including the objection that venue in those courts is not convenient. Any such suit, action or proceeding may be commenced and instituted by service of process upon GMACM by first class registered or certified mail, return receipt requested, addressed to GMACM at its address provided in paragraph 11, above. GMACM’s consent and agreement under this section does not affect Purchaser’s right to accomplish service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against GMACM in any other jurisdiction or court. In the event GMACM commences any action in another jurisdiction or venue under any theory arising directly or indirectly from the relationship created by the Program Documents, Purchaser at its option may have the case transferred to a state or federal court within the State of Minnesota or, if a transfer cannot be accomplished under applicable law, may have GMACM’s action dismissed without prejudice.

14.	Waiver of Jury Trial. GMACM and Purchaser each promise and agree not to elect a trial by jury of any issue triable of right by a jury, and fully waive any right to trial by jury to the extent that any such right now exists or arises after the date of this Contract. This waiver of the right to trial by jury is separately given, knowingly and voluntarily, by GMACM and Purchaser and is intended to encompass each instance and each issue for which the right to trial by jury would otherwise apply. Purchaser and GMACM are each authorized and directed to submit the Program Documents to any court having jurisdiction over the subject matter and the parties to this Contract as conclusive evidence of this waiver of the right to trial by jury. Further, GMACM and Purchaser each certify that no representative or agent of the other party’s counsel, has represented, expressly or otherwise, to any of its representatives or agents that the other party will not seek to enforce the waiver of right to trial by jury.

15.

Waiver of Punitive, Consequential, Special or Indirect Damages. GMACM waives any right it may have to seek punitive, consequential, special or indirect damages from Purchaser or any of Purchaser’s affiliates, officers, directors, employees or agents with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by

GMACM against Purchaser or any of Purchaser’s affiliates, officers, directors, employees or agents with respect to any matter arising out of or in connection with the Program Documents. This waiver of the right to seek punitive, consequential, special or indirect damages is knowingly and voluntarily given by GMACM, and is intended to encompass each instance and each issue for which the right to seek punitive, consequential, special or indirect damages would otherwise apply. Purchaser is authorized and directed to submit this Contract to any court having jurisdiction over the subject matter and the parties to this Contract as conclusive evidence of GMACM’s waiver of the right to seek punitive, consequential, special or indirect damages.

16.	Force Majeure. Notwithstanding GMACM’s satisfaction of the conditions set forth in this Contract or the existence of an outstanding commitment by Purchaser to purchase Loans, Purchaser has no obligation to purchase any Loan if Purchaser is prevented from obtaining the funds necessary to purchase Loans as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason.

17.	Entire Agreement. This Contract (including all documents incorporated by reference) represents the final agreement between the parties with respect to its subject matter, may not be contradicted by evidence of prior or contemporaneous oral or written agreements among the parties and supersedes all other agreements, covenants, representations, warranties, understandings and communications between the parties, whether written or oral, with respect to the transactions contemplated by this Contract, except that any existing Commitment Letters are not affected.

18.	Defined Terms; General Rules of Interpretation. Defined terms may be used in the singular or plural, as the context requires. Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”.

19.	Headings for Convenience. All captions or paragraph headings in the Program Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of the Program Documents.

20.	Severability. If any provision of the Program Documents is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Program Documents.

21.	Counterparts. This Contract may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

IN WITNESS WHEREOF, GMACM and PURCHASER have caused this Contract to be duly executed as of the date first written above.

GMAC MORTGAGE, LLC		PURCHASER:

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ James N. Young	By:	/s/ James N. Young
	(Signature)		(Signature)

Name:	James N. Young	Name:	James N. Young
	(Typed or Printed)		(Typed or Printed)

Title:	Chief Financial Officer	Title:	Chief Financial Officer

GMAC BANK

By:	/s/ Robert E. Groody
(Signature)

Name:	Robert E. Groody
(Typed or Printed)

Title:	EVP, Chief Operating Officer

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